                                                                      EXHIBIT 3


                                 AMENDED AND RESTATED
                                 INVESTORS AGREEMENT


                                     dated as of


                                    April 9, 1998



                                        among


                            IPC INFORMATION SYSTEMS, INC.
                              CABLE SYSTEMS HOLDING, LLC
                          CABLE SYSTEMS INTERNATIONAL, INC.


                                         AND


                          CERTAIN OTHER PERSONS NAMED HEREIN

                                 TABLE OF CONTENTS
                                     __________

                                                                            Page
                                                                            ----

ARTICLE 1      DEFINITIONS
Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2      CORPORATE GOVERNANCE AND MANAGEMENT
Section 2.01.  Composition of the Board. . . . . . . . . . . . . . . . . . .   7
Section 2.02.  Removal . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.03.  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.04.  Action by the Board . . . . . . . . . . . . . . . . . . . . .   8
Section 2.05.  Conflicting Charter or Bylaw Provision. . . . . . . . . . . .   8
Section 2.06.  IXNET Board . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 3      RESTRICTIONS ON TRANSFER
Section 3.01.  General . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 3.02.  Legends . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 3.03.  Permitted Transferees . . . . . . . . . . . . . . . . . . . .   9
Section 3.04.  Restrictions on Transfers by Kleinknecht Shareholders . . . .   9
Section 3.05.  Restrictions on Transfers by Walsh Shareholders and
               Servidio Shareholders . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 4      TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS
Section 4.01.  Rights to Participate in Transfer . . . . . . . . . . . . . .  10
Section 4.02.  Right to Compel Participation in Certain Transfers. . . . . .  12

ARTICLE 5      REGISTRATION RIGHTS
Section 5.01.  Demand Registration . . . . . . . . . . . . . . . . . . . . .  14
Section 5.02.  Piggyback Registration. . . . . . . . . . . . . . . . . . . .  16
Section 5.03.  Holdback Agreements . . . . . . . . . . . . . . . . . . . . .  17
Section 5.04.  Registration Procedures . . . . . . . . . . . . . . . . . . .  17
Section 5.05.  Indemnification by the Company. . . . . . . . . . . . . . . .  20
Section 5.06.  Indemnification by Participating Shareholders . . . . . . . .  21
Section 5.07.  Conduct of Indemnification Proceedings. . . . . . . . . . . .  22
Section 5.08.  Contribution. . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.09.  Participation in Public Offering. . . . . . . . . . . . . . .  24
Section 5.10.  Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 5.11.  No Transfer of Registration Rights. . . . . . . . . . . . . .  24

ARTICLE 6      CERTAIN COVENANTS AND AGREEMENTS
Section 6.01.  Limitations on Subsequent Registration. . . . . . . . . . . .  25
Section 6.02.  Limitation on Purchase of Common Stock. . . . . . . . . . . .  25

ARTICLE 7      MISCELLANEOUS
Section 7.01.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  25
Section 7.02.  Binding Effect; Benefit . . . . . . . . . . . . . . . . . . .  25
Section 7.03.  Assignability . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 7.04.  Amendment; Waiver; Termination. . . . . . . . . . . . . . . .  26
Section 7.05.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 7.06.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 7.07.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 7.08.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 7.09.  Specific Enforcement. . . . . . . . . . . . . . . . . . . . .  29
Section 7.10.  Certain Actions . . . . . . . . . . . . . . . . . . . . . . .  29
Section 7.11.  Consent to Jurisdiction; Expenses . . . . . . . . . . . . . .  30
Section 7.12.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 7.13.  Schedule I. . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 7.14.  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .  31



Schedule I     Securities Ownership

Exhibit A      Form of Joinder Agreement

                       AMENDED AND RESTATED INVESTORS AGREEMENT

          AMENDED AND RESTATED INVESTORS AGREEMENT, dated as of April 9, 1998, among (i) IPC Information Systems, Inc. (the "Company"), (ii) Cable Systems Holding, LLC, a Delaware limited liability company ("CSH"), (iii) Cable Systems International, Inc., a Delaware Corporation, (iv) Richard Kleinknecht, (v) David Walsh, (vi) Anthony Servidio and (vii) Lawrence, Smith & Horey III, L.P., a Delaware limited partnership.


                                 W I T N E S S E T H:

          WHEREAS, pursuant to the terms of the Merger Agreement (as defined below), Arizona Acquisition Corp. will be merged with and into the Company, with the Company as the surviving corporation (the "Merger");

          WHEREAS, at the Effective Time (as defined in the Merger Agreement) the parties hereto will hold securities of the Company as set forth on Schedule I to be attached hereto at the Effective Time;

          WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Merger Agreement;

          The parties hereto agree as follows:


                                     ARTICLE 1

                                    DEFINITIONS

          Section 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

          "Adverse Person" means any Person whom the Board of Directors of the Company may reasonably determine to be a competitor or a potential competitor of the Company or its Subsidiaries.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and

"under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "beneficially own" shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

          "Board" means the board of directors of the Company.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Change of Control" means such time as (a) the CSH Shareholders shall own less than 20% of the outstanding shares of Common Stock, (b) the transfer of all or substantially all of the assets of the Company to any Person or group shall have been consummated, or (c) the Company shall have been liquidated.

          "Closing Date" shall have the meaning ascribed thereto in the Merger Agreement.

          "Common Stock" shall mean the common stock, par value $.01 per share, of the Company and any stock into which such Common Stock may thereafter be converted or changed; PROVIDED, HOWEVER, that in the event of a stock dividend, split-up, recapitalization, combination, exchange of stock or the like in respect of such Common Stock, the term "Common Stock" shall be deemed to refer to and include the stock as well as all stock dividends and distributions and any stock into which or for which any or all of such stock may be changed or exchanged.

          "CSH Entities" means (a) CSH and (b) Cable Systems International Inc., a Delaware Corporation.

          "CSH Shareholders" means the CSH Entities and their direct and indirect Permitted Transferees so long as any such Person shall beneficially own any Common Stock.

          "Drag-Along Portion" means, with respect to any Kleinknecht Shareholder, any Walsh Shareholder any Servidio Shareholder or any LSH Shareholder, the number of Shares beneficially owned by such Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder or any LSH Shareholder multiplied by a fraction, the numerator of which is the number of Shares to be sold by the CSH Shareholders on behalf of the CSH Shareholders and the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders and the denominator of which is the total number of Shares then beneficially owned by all of the Shareholders.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fully Diluted" means all outstanding shares of Common Stock and all shares issuable in respect of securities convertible into or exchangeable or exercisable for such Common Stock, stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for such Common Stock or securities convertible into or exchangeable or exercisable for such Common Stock; provided that no Person shall be deemed to own such number of Fully Diluted shares of any Common Stock as such Person has the right to acquire from any Person other than the Company.

          "Initial Ownership" means, with respect to any Shareholder, the number of shares of Common Stock beneficially owned (and (without duplication) which such Persons have the right to acquire from any Person) as of the Effective Time, or in the case of any Person that shall become a party to this Agreement on a later date, as of such date, taking into account any stock split, stock dividend, reverse stock split or similar event.

          "Kleinknecht Shareholders" means Richard Kleinknecht and his direct and indirect Permitted Transferees so long as any such Person shall beneficially own any Common Stock.

          "LSH" means Lawrence, Smith & Horey III, L.P .

          "LSH Shareholders" means LSH and its direct and indirect Permitted Transferee so long as any such Person shall beneficially own any Common Stock.

          "Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof, as subsequently amended, between the Company and Arizona Acquisition Corp.

          "Permitted Transferee" means (i) in the case of any Shareholder who is a natural person, (a) a spouse or lineal descendent (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of such Shareholder or (b) any trust or estate the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the Persons described in clause (a) above,
(ii) in the case of any CSH Shareholder, (a) Citicorp Venture Capital, Ltd., any stockholder, member, partner or Affiliate of any such CSH Shareholder or of Citicorp Venture Capital, Ltd. and any officer, director, or employee of any such CSH Shareholder, Citicorp Venture Capital, Ltd. or of any such stockholder, member, partner or Affiliate, (b) a spouse or lineal descendant (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the officers, directors and employees referred to in clause (ii)(a) above, and any trust or estate (where a majority in interest of the beneficiaries thereof are any of the Persons described in this clause (b) and in clause (ii)(a) above), corporation, limited liability company or partnership (where a majority in interest of the stockholders, members or limited partners, or where the managing general partner, is one of more of the Persons described in this clause
(b) or in clause (ii)(a)
above and (iii) in the case of any LSH Shareholder, (a) any shareholder, member, partner or Affiliate of such LSH Shareholder or (b) a spouse or lineal descendant (including by adoption and stepchildren), heir, executor, testamentary trustee or legatee of the shareholders, members and partners referred to in clause (iii)(a) above, and any trust or estate (where a majority in interest of the beneficiaries thereof are any of the Persons described in this clause (b) and in clause (iii)(a) above), corporation, limited liability company or partnership (where a majority in interest of the stockholders, members or limited partners, or where the managing general partner, is one of more of the Persons described in this clause (b) or in clause (iii)(a) above.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Pro Rata Portion" means the number of Shares a Shareholder holds multiplied by a fraction, the numerator of which is the number of Shares to be sold by the CSH Shareholders, the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders in a Public Offering and the denominator of which is the total number of Shares, on a Fully Diluted basis, held in the aggregate by the CSH Shareholders, the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders immediately prior to such Public Offering.

          "Public Offering" means any primary or secondary public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement filed in connection with a transaction of the type described in Rule 145 of the Securities Act or for the purpose of issuing securities pursuant to an employee benefit plan.

          "Registrable Securities" means at any time, with respect to any Shareholder, any shares of Common Stock then owned by such Shareholder until (i) a registration statement covering such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold to the public pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or
(iii) such securities are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such securities not bearing the legend required pursuant to this Agreement and such securities are freely tradeable without restriction by the holder thereof under the Securities Act.

          "Registration Expenses" means (i) all registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the securities registered), (iii) printing expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 5.04(g) hereof), (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of up to one counsel for the Shareholders participating in the offering, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD"), including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Shareholders.

          "SEC" means the Securities and Exchange Commission.
          "Securities Act" means the Securities Act of 1933, as amended.


          "Servidio Shareholders" means Anthony Servidio and his direct and indirect Permitted Transferees so long as any such Person shall beneficially own any Common Stock.

          "Shareholder" means each Person (other than the Company) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 7.03 or otherwise, so long as such Person shall beneficially own any Common Stock.

          "Shares" means shares of Common Stock held by the Shareholders.

          "Subject Securities" means the Common Stock beneficially owned by the Kleinknecht Shareholders, the Walsh Shareholders and the Servidio Shareholders and the LSH Shareholders to be transferred in a Section 4.02 Sale.

          "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Tag-Along Portion" means the number of Shares held by the Tagging Person or the Selling Person, as the case may be, multiplied by a fraction, the numerator of which is the number of Shares proposed to be sold by the Selling Person pursuant to Section 4.01, and the denominator of which is the aggregate number of Shares, on a Fully Diluted basis, then owned by the Selling Person.

          "Third Party" means a prospective purchaser of Common Stock from a Shareholder where such purchaser is not a Permitted Transferee of such Shareholder or an entity in which such Shareholder or any of its Permitted Transferees directly or indirectly owns any outstanding securities or other ownership interests having ordinary voting power.

          "Underwritten Public Offering" means a firmly underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act.

          "Walsh Shareholders" means Walsh and his direct and indirect Permitted Transferees so long as any such Person shall beneficially own any Common Stock.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                    Section

Cause                                   2.02
Demand Registration                     5.01(a)
Drag-Along Rights                       4.02(a)
Free Percentage                         4.01(a)
Holders                                 5.01(a)(ii)
Indemnified Party                       5.07
Indemnifying Party                      5.07
Inspectors                              5.04(g)
Joinder Agreement                       3.03
Maximum Offering Size                   5.01(e)
Nominee                                 2.03(a)
Piggyback Registration                  5.02(a)
Records                                 5.04(g)
Section 4.01 Response Notice            4.01(a)
Section 4.02 Sale                       4.02(a)
Section 4.02 Notice                     4.02(a)
Section 4.02 Sale Price                 4.02(a)
Section 4.02 Notice Period              4.02(a)
Selling Person                          4.01(a)
Selling Shareholder                     5.01(a)
Tag-Along Notice                        4.01(a)
Tag-Along Notice Period                 4.01(a)
Tag-Along Offer                         4.01(a)
Tag-Along Right                         4.01(a)
Tag-Along Sale                          4.01(a)
Tagging Person                          4.01(a)

Transfer                                3.01(a)
Walsh                                   Preamble


                                      ARTICLE 2

                         CORPORATE GOVERNANCE AND MANAGEMENT

          Section 2.01. COMPOSITION OF THE BOARD. The Board shall consist of nine members, of whom (i) three shall be nominated by the CSH Shareholders, (ii) two shall be nominated by the CSH Shareholders and shall be individuals which are not "Affiliates" or "Associates" (as those terms are used within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any Shareholder or its Affiliates, (iii) two shall be nominated by the CSH Shareholders and shall be individuals who are executive officers of the Company or its Subsidiaries and (iv) two shall be nominated by the Kleinknecht Shareholders. Each Shareholder entitled to vote for the election of directors to the Board agrees that it will vote its shares of Common Stock or execute consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01; provided that, no Shareholder shall be required to vote for the CSH Shareholders' or the Kleinknecht Shareholders' nominee(s) , as applicable, if the number of Shares held by the group of Shareholders, as applicable, making the nomination is, at the close of business on the day preceding such vote or execution of consents, (x) less than 5% of the outstanding number of Shares of Common Stock, in the case of the CSH Shareholders or (y) less than 50% of its Initial Ownership of Common Stock, in the case of the Kleinknecht Shareholders.

          Section 2.02. REMOVAL. Subject to applicable law, each Shareholder agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to
Section 2.01 unless such removal shall be for Cause or the Person(s) entitled to designate or nominate such director shall have consented to such removal in writing, provided that if the Persons entitled to designate or nominate any director pursuant to Section 2.01 shall request the removal, with or without Cause, of such director in writing, each such Shareholder shall vote its shares of Common Stock in favor of such removal. Removal for "Cause" shall mean removal of a director because of such director's (a) willful and continued failure substantially to perform his duties with the Company in his established position, (b) willful conduct which is injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.

          Section 2.03. VACANCIES. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

          (a) The Shareholder(s) entitled under Section 2.01 to nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, may, subject to the provisions of Section 2.01, nominate another individual (the "Nominee") to fill such vacancy and serve as a director of the Company; and

          (b) each Shareholder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to ensure that the Nominee be elected to the Board; provided that, no Shareholder shall be required to vote for another party's Nominee(s) if the aggregate number of Shares held by the Shareholder or group of Shareholders, as applicable, making the nomination is, at the close of business of the day preceding such vote or execution of consents, less than (x) 5% of the outstanding number of Shares of Common Stock, in the case of the CSH Shareholders or (y) less than 50% of the Initial Ownership of Common Stock, in the case of the Kleinknecht Shareholders.

          Section 2.04. ACTION BY THE BOARD. (a) A quorum at any meeting of the Board shall consist of five directors.

          (b) All actions of the Board shall require the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

          Section 2.05. CONFLICTING CHARTER OR BYLAW PROVISION. Each Shareholder shall vote its Shares, and shall take all other actions reasonably necessary, to ensure that the Company's certificate of incorporation and bylaws are consistent with, facilitate and do not at any time conflict with any provision of this Agreement.

          Section 2.06. IXNET BOARD. For so long as (a) International Exchange Network Ltd, a Delaware corporation ("IXNET") is a wholly-owned Subsidiary of the Company and (b) David Walsh is an employee of IXNET, the Company shall cause David Walsh to be a member of the board of directors of IXNET.


                                      ARTICLE 3

                               RESTRICTIONS ON TRANSFER

          Section 3.01. GENERAL. (a) Each Shareholder agrees that it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any Common Stock (or solicit any offers to buy or otherwise acquire, or take a pledge of any Common Stock) except in compliance with the Securities Act and the terms and conditions of this Agreement.

          (b) Any attempt to transfer any Common Stock not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records to such attempted transfer.

          Section 3.02. LEGENDS. (a) In addition to any other legend that may be required, each certificate for shares of Common Stock that is issued to any Shareholder shall bear a legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED. SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTORS AGREEMENT DATED AS OF DECEMBER 18, 1997, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM IPC INFORMATION SYSTEMS, INC. OR ANY SUCCESSOR THERETO."

          (b) If any Common Stock shall cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Common Stock without the legend required by Section 3.02(a) endorsed thereon.

          Section 3.03. PERMITTED TRANSFEREES. Any Shareholder may at any time transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Company or any Shareholder or group of Shareholders and without compliance with Sections 3.04 and 4.01 so long as (a) such Permitted Transferee shall have executed a Joinder Agreement substantially in the form of Exhibit A hereto ("Joinder Agreement") and thereby agreed to be bound by the terms of this Agreement and (b) the transfer to such Permitted Transferee is not in violation of applicable federal or state securities laws.

          Section 3.04.  RESTRICTIONS ON TRANSFERS BY KLEINKNECHT SHAREHOLDERS.
(a) Except as provided in Section 3.03, the Kleinknecht Shareholders may transfer their Common Stock only as follows:

               (i)     in a transfer made in compliance with Section 4.01 or
          Section 4.02;

               (ii) in a Public Offering in connection with the exercise of their rights under Article 5 hereof; or

               (iii) following the earlier to occur of (i) the date on which the number of Shares held by the Kleinknecht Shareholders is less than 5% of the outstanding number of Shares of Common Stock and (ii) the fifth anniversary of the Closing Date, to any Person other than any Adverse Person.

          (b) The restrictions set forth in Section 3.04 shall terminate at such time as the aggregate number of Shares of Common stock held by the CSH Shareholders is less than 50% of the CSH Shareholders' aggregate Initial Ownership of Common Stock.

          Section 3.05. RESTRICTIONS ON TRANSFERS BY WALSH SHAREHOLDERS AND SERVIDIO SHAREHOLDERS. Except as provided in Section 3.03, the Walsh Shareholders and the Servidio Shareholders may transfer their Common Stock only as follows:

               (i)     in a transfer made in compliance with Section 4.01 of
          Section 4.02; or

               (ii)    in any Public Offering; or

               (iii) following the 30th month anniversary of the Closing Date, to any Person other than any Adverse Person; or

               (iv) to any Person, in a transfer through a broker or dealer in compliance with Rule 144 (or any successor rule).

          Section 3.06. RESTRICTIONS ON TRANSFERS BY LSH SHAREHOLDERS. Except as provided in Section 3.03, the LSH Shareholders may transfer their Common Stock only as follows:

               (i)     in a transfer made in compliance with Section 4.01 of
          Section 4.02; or

               (ii)    in any Public Offering; or

               (iii) to any Person, in a transfer through a broker or dealer in compliance with Rule 144 (or any successor rule).

                                      ARTICLE 4

                         TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

          Section 4.01. RIGHTS TO PARTICIPATE IN TRANSFER. (a) If CSH Shareholders (the "Selling Person") propose to, directly or indirectly, transfer (other than transfers of Shares (i) in a Public Offering, (ii) to any Permitted Transferee of any of the CSH Shareholders, (iii) up to 3% in the aggregate of the securities of such class outstanding on the date of the first transfer of any Shares by any of the CSH Shareholders (such percentage, the "Free Percentage") or (iv) that will indirectly result from a sale of all or substantially all of the capital stock or assets of CSH, CSI, Cable Systems Holding Company, Citicorp or any of its Subsidiaries) shares of Common Stock (a "Tag-Along Sale"), the Kleinknecht Shareholders and/or the Walsh Shareholders and/or the Servidio Shareholders and/or the LSH Shareholders may, at their option, elect to exercise their rights under this Section 4.01 (each such Shareholder, a "Tagging Person"). In the event of such a proposed transfer, the Selling Person shall provide each Kleinknecht Shareholder, each Walsh Shareholder, each Servidio Shareholder, each LSH Shareholder and the Company written notice of the material terms and conditions of such proposed transfer ("Tag-Along Notice") and offer each Tagging Person the opportunity to participate in such sale. The Tag-Along Notice shall identify the number of shares of Common Stock subject to the offer ("Tag-Along Offer"), the consideration for which the transfer is proposed to be made and all other material terms and conditions of the Tag-Along Offer. Each Tagging Person shall have the right (a "Tag-Along Right"), exercisable by irrevocable written notice (a "Section 4.01 Response Notice") given within 10 Business Days from receipt of the Tag-Along Notice (the "Tag-Along Notice Period") to participate in such Tag-Along Sale on the same terms and conditions as set forth in the Tag-Along Notice and to sell all or any portion of its Tag-Along Portion. If the Tagging Persons exercise their Tag-Along Rights hereunder, each Tagging Person shall deliver at least two business days prior to the date scheduled for the closing of the Tag-Along Sale to the Selling Person for delivery to the prospective transferee one or more certificates, in a proper form for transfer, representing the Shares of such Tagging Person to be included in the Tag-Along Sale. Such certificate or certificates that a Tagging Person delivers to the Selling Person shall be delivered on the date scheduled for the closing of the Tag-Along Sale to such transferee in consummation of the Tag-Along Sale. Notwithstanding anything to the contrary contained in this Section 4.01, except for the Selling Person's obligation to return to each Tagging Person any certificates representing the Tagging Person's Shares there shall be no liability on the part of the Selling Person to any Shareholder in the event that the proposed Tag-Along Sale is not consummated for whatever reason. Whether a Tag-Along Sale is effected pursuant to this Section 4.01 by the Selling Person is in the sole and absolute discretion of the Selling Person.

          (b) Concurrently with the consummation of the Tag-Along Sale, the Selling Person shall notify the Tagging Persons thereof, shall remit to the Tagging Persons the total consideration (by bank or certified check) for the Shares of the Tagging Persons transferred pursuant thereto, and shall, promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

          (c) If at the termination of the Tag-Along Notice Period any Tagging Person shall not have elected to participate in the Tag-Along Sale, such Tagging Person will be deemed to have waived its rights under Section 4.01(a) with respect to the transfer of its securities pursuant to such Tag-Along Sale.

          (d) If any Tagging Person declines to exercise its Tag-Along Rights or elects to exercise its Tag-Along Rights with respect to less than such Tagging Person's Tag-Along Portion, the CSH Shareholders shall be entitled to transfer, pursuant to the Tag-Along Offer, a number of Shares held by the CSH Shareholders equal to the number of Shares constituting the portion of such Tagging Person's Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

          (e) The CSH Shareholders and any Tagging Person who exercises the Tag-Along Rights pursuant to this Section 4.01 may consummate the Tag-Along Sale on substantially the same terms and conditions set forth in the Tag-Along Notice (provided, however, that the price payable in any such sale may exceed the price specified in the Tag-Along Notice by up to 5%) within 120 days of the date on which Tag-Along Rights shall have been waived, exercised or expire.

          (f) The exercise or the non-exercise of the rights of the Tagging Persons to participate in one or more Tag-Along Sales shall not adversely affect their rights to participate in subsequent Tag-Along Sales subject to this
Section 4.01.

          (g) The sale of the Selling Person's Shares in any Tag-Along Sale shall be effected on the same terms and conditions as the sale of any Tagging Person's Shares and no Selling Person shall receive any form of special consideration or control premium in addition to the price payable for the sold Shares.

          (h) The right of the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders to participate in a Tag-Along Sale shall terminate at such time as the aggregate number of Shares held by the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders or the LSH Shareholders, as the case may be, is less than 50% of their aggregate Initial Ownership of Common Stock.

          Section 4.02.  RIGHT TO COMPEL PARTICIPATION IN CERTAIN TRANSFERS.
(a) If (i) the CSH Shareholders propose to transfer Shares representing not less than 50% of their aggregate Initial Ownership of Common Stock to a Third Party in a bona fide sale for cash negotiated on an arms-length basis, and (ii) the CSH Shareholders propose a transfer in which the Shares to be transferred by the CSH Shareholders, the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders would constitute more than 50% of the outstanding shares of Common Stock determined on a fully diluted basis (a "Section 4.02 Sale"), the CSH Shareholders may at their option require all Kleinknecht Shareholders, Walsh Shareholders, Servidio Shareholders and the LSH Shareholders to sell the Subject Securities ("Drag-Along Rights") then held by every Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholders and the LSH Shareholders to such Third Party, for the same consideration per share of Common Stock and otherwise on the same terms and conditions as the CSH Shareholders. CSH shall provide written notice of such Section 4.02 Sale to the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders, the LSH Shareholders and the Company (a "Section 4.02 Notice") not later than the 30th day prior to the proposed Section 4.02 Sale. The Section 4.02 Notice shall identify the transferee, the number of Subject Securities, the consideration for which a transfer is proposed to be made (the "Section 4.02 Sale Price") and all other material terms and conditions of the Section 4.02 Sale. The number of shares of Common Stock to be sold by each Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder and LSH Shareholder shall not exceed the Drag-Along Portion of the shares of Common Stock that such Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder and LSH Shareholder owns. Each Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder or LSH Shareholder shall be required to participate in the Section 4.02 Sale on the terms and conditions set forth in the Section 4.02 Notice and to tender all its Subject Securities as set forth below. The price payable in such transfer shall be the Section 4.02 Sale Price. Each of the Kleinknecht Shareholders, Walsh Shareholders, Servidio Shareholders or LSH Shareholder shall deliver not later than 2 Business Days prior to the date scheduled for the Section 4.02 Sale to a representative of CSH designated in the Section 4.02 Notice certificates representing all Subject Securities held by such Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder and LSH Shareholder duly endorsed, together with all other documents required to be executed in connection with such Section
4.02 Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Subject Securities pursuant to this
Section 4.02 at the closing for such Section 4.02 Sale against delivery to such Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder and LSH Shareholder of the consideration therefor. If a Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder or LSH Shareholder should fail to deliver such certificates to CSH, the Company shall cause the books and records of the Company to show that such Subject Securities are bound by the provisions of this
Section 4.02 and that such Subject Securities shall be transferred to the purchaser of the Subject Securities immediately upon surrender for transfer by the holder thereof.

          (b) The CSH Shareholders shall have a period of 120 days from the date of receipt of the Section 4.02 Notice to consummate the Section 4.02 Sale on the terms and conditions set forth in such Section 4.02 Sale Notice. If the
Section 4.02 Sale shall not have been consummated during such period, CSH shall return to each of the Kleinknecht Shareholders, each of the Walsh Shareholders, each of the Servidio Shareholders and each of the LSH Shareholders all certificates representing Shares that such Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder or LSH Shareholder, as the case may be, may have delivered for transfer pursuant hereto, together with any documents in the possession of CSH executed by the Kleinknecht Shareholder, the Walsh Shareholder, the Servidio Shareholder or the LSH

Shareholder, as the case may be, in connection with such proposed transfer, and all the restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to Common Stock owned by the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders shall again be in effect.

          (c) Concurrently with the consummation of the transfer of Shares pursuant to this Section 4.02, CSH or the Company, as applicable, shall remit to each of the Shareholders who have surrendered their certificates the total consideration (by bank or certified check) for the Shares transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Shareholders.

          (d) In furtherance of, and not in limitation of the foregoing provisions of this Section 4.02, in connection with a Section 4.02 Sale (which
Section 4.02 Sale may be structured as a merger, recapitalization, reorganization, sale of assets or otherwise) each Kleinknecht Shareholder, Walsh Shareholder, Servidio Shareholder or LSH Shareholder will (i) consent to and raise no objection against the Section 4.02 Sale or the process pursuant to which it was arranged, (ii) waive any appraisal rights and other similar rights and (iii) execute all documents containing such terms and conditions as those executed by other Shareholders as directed by the CSH Shareholders.

          (e) The sale of the CSH Shareholders' Shares in any Section 4.02 Sale shall be effected on the same terms and conditions as the sale of any Shares owned by the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders and no CSH Shareholder shall receive any form of special consideration or control premium in addition to the price payable for the sold Shares.


                                      ARTICLE 5

                                 REGISTRATION RIGHTS

          Section 5.01. DEMAND REGISTRATION. (a) If the Company shall receive a written request by the CSH Shareholders (any such requesting Person, a "Selling Shareholder") that the Company effect the registration under the Securities Act of all or a portion of such Selling Shareholder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give written notice of such requested registration (a "Demand Registration") to the Kleinknecht Shareholders, the Walsh Shareholders, the Servidio Shareholders and the LSH Shareholders, and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

               (i) the Registrable Securities which the Company has been so requested to register by the Selling Shareholders, then held by the Selling Shareholders; and

               (ii) all other Registrable Securities of the same type as that to which the request by the Selling Shareholders relates which any Kleinknecht Shareholder, any Walsh Shareholder, any Servidio Shareholder or any LSH Shareholder (all such Shareholders, together with the Selling Shareholders, the "Holders") has requested the Company to register by written request received by the Company within 10 days (one of which shall be a Business Day) after the receipt by such Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 5.01(d) hereof, the Company shall not be obligated to effect more than five Demand Registrations for the CSH Shareholders; and provided further that the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Common Stock requested to be included in such Demand Registration, in the reasonable opinion of CSH exercised in good faith, equals or exceeds $7,500,000. In no event will the Company be required to effect more than one Demand Registration within any four-month period.

          (b)  Promptly after the expiration of the 10-day period referred to in
Section 5.01(a)(ii) hereof, the Company will notify all the Holders to be included in the Demand Registration of the other Holders and the number of Registrable Securities requested to be included therein. The Selling Shareholders requesting a registration under Section 5.01(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless such revocation arose out of the fault of the Company or unless the participating Shareholders reimburse the Company for all costs incurred by the Company in connection with such registration, in which case such request shall not be considered a Demand Registration.

          (c) The Company will pay all Registration Expenses in connection with any Demand Registration.

          (d) A registration requested pursuant to this Section 5.01 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) all of the Registrable Securities registered thereunder have been sold; provided that if, within 180 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court such registration will be deemed not to have been effected.

          (e) If a Demand Registration involves an Underwritten Public Offering and the managing underwriter shall advise the Company and the Selling Shareholders that, in its view, (i) the number of shares of Registrable Securities requested to be included in such registration (including any securities which the Company proposes to be included which are not Registrable Securities) or (ii) the inclusion of some or all of the shares of Registrable Securities owned by the Holders, in any such case, exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "Maximum Offering Size"), the Company will include in such registration, in the priority listed below, up to the Maximum Offering Size:

               (A) first, all Registrable Securities requested to be registered by the parties requesting such Demand Registration and all Registrable Securities requested to be included in such registration by any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the relative number of Registrable Securities so requested to be included in such registration); and

               (B) second, any securities proposed to be registered by the Company.

          (f) Upon written notice to each Selling Shareholder, the Company may postpone effecting a registration pursuant to this Section 5.01 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (1) an investment banking firm of recognized national standing shall advise the Company and the Selling Shareholders in writing that effecting the registration would materially and adversely affect an offering of securities of such Company the preparation of which had then been commenced or (2) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company believes, in its reasonable judgment, would not be in the best interests of the Company.

          (g) After the Company has effected one Demand Registration by the CSH Shareholders pursuant to this Section 5.01 of Common Stock, the Kleinknecht Shareholders, upon request of the Kleinknecht Shareholders owning a majority of the Shares acquired by the Kleinknecht Shareholders on the Closing Date may request that the Company register Common Stock which are Registrable Securities then owned by such Kleinknecht Shareholders. In no event will the Company be required to effect more than two such Demand Registrations by the Kleinknecht Shareholders. The other provisions of this Article 5 applicable to Demand Registrations requested by the CSH Shareholders shall apply, mutatis mutandis, to any such Demand Registration by the Kleinknecht Shareholders.

          (h) If any registration requested pursuant to this Section 5.01 which is proposed by the Company to be effected by the filing of a registration statement on form S-3 (or any successor or similar short-form registration statement) shall be in connection with an Underwritten Public Offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

          Section 5.02. PIGGYBACK REGISTRATION. (a) If the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a Demand Registration), it will each such time, subject to the provisions of
Section 5.02(b) hereof, give prompt written notice at least 15 days prior to the anticipated filing date of the registration statement relating to such registration to all Shareholders which notice shall set forth such Shareholders' rights under this Section 5.02 and shall offer all Shareholders the opportunity to include in such registration statement such number of shares of Common Stock as each such Shareholder may request (a "Piggyback Registration"). Upon the written request of any such Shareholder made within 10 days after the receipt of notice from the Company (which request shall specify the number of shares of Common Stock intended to be disposed of by such Shareholder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all shares of Common Stock which the Company has been so requested to register by such Shareholders, to the extent requisite to permit the disposition of the shares of Common Stock so to be registered; provided that (i) if such registration involves an Underwritten Public Offering, all such Shareholders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(f) on the same terms and conditions as apply to the Company or the Selling Shareholder, as applicable, and (ii) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such stock, the Company shall give written notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01 hereof. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.02.

          (b) If a registration pursuant to this Section 5.02 involves an Underwritten Public Offering and the managing underwriter advises the Company that, in its view, the number of shares of Common Stock which the Company and the selling Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

               (i) first, so much of the Common Stock proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size; and

               (ii) second, all Registrable Securities requested to be included in such registration by any Shareholder pursuant to Section
          5.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration).

          Section 5.03. HOLDBACK AGREEMENTS. With respect to each and every firmly underwritten Public Offering, each Shareholder agrees not to offer or sell any shares of Common Stock (except for shares of Common Stock, if any, sold in that Public Offering) during the 14 days prior to the effective date of the applicable registration statement for a public offering of shares of Common Stock (except as part of such registration) and during the period after such effective date equal to the lesser of: (i) 180 days or (ii) any such shorter period as the Company and the lead managing underwriter of an Underwritten Public Offering agree.

          Section 5.04. REGISTRATION PROCEDURES. Whenever Shareholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02 hereof, the Company will, subject to the provisions of such Sections, use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form selected by counsel for the Company and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days (or such shorter period in which all of the Registrable Securities of the Holders included in such registration statement shall have actually been sold thereunder).

          (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder. Each Shareholder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Shareholder and the Company shall use its reasonable best efforts to comply with such request, provided, however, that the Company shall not have any obligation to so modify any information if so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c)  After the filing of the registration statement, the Company will
(i) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission under state blue sky laws and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Shareholder holding such Registrable Securities reasonably (in light of such Shareholder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e) The Company will immediately notify each Shareholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

          (f) In connection with any Demand Registration requested by the CSH Shareholders, the Company shall appoint the underwriter or underwriters chosen by CSH. The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

          (g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company will make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably requested by any such Person, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

          (h) The Company will furnish to each such Shareholder (if requested by such Shareholder) and to each such underwriter, if any, a signed counterpart, addressed to such underwriter and the participating Shareholders, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

          (i) The Company will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and the relevant state blue sky commissions, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (j) The Company may require each such Shareholder to promptly furnish in writing to the Company information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

          (k) Each such Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(e) hereof, such Shareholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(e) hereof, and, if so directed by the Company, such Shareholder will deliver to the Company all copies, other than any permanent file copies then in such Shareholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) hereof to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e) hereof.

          (l) The Company will use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Common Stock is then listed or on NASDAQ if the Common Stock is then quoted on NASDAQ not later than the effective date of such registration statement.

          Section 5.05. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Shareholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, members, partners and agents, any affiliate of such Shareholder and each Person, if any, who controls such Shareholder within the meaning of the Securities Act or Section 20 of the Exchange Act (and officers, directors, employees, members, partners and agents of any such affiliate or controlling Persons) from and against any and all losses, claims, damages and liabilities, joint or several, and expenses (including reasonable attorneys fees and costs and expenses of investigation) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made in strict conformity with information furnished in writing to the Company by such Shareholder or on such Shareholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such current copy of such prospectus (or such amended or supplemented prospectus, as the case may be) to such Shareholder in a timely manner prior to such sale and it was the responsibility of such Shareholder under the Securities Act to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in this
Section 5.05.

          Section 5.06. INDEMNIFICATION BY PARTICIPATING SHAREHOLDERS. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person (other than such Shareholder) if any, who controls the Company within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Shareholder, but only
(i) with respect to information furnished in writing by such Shareholder or on such Shareholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 5.05 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Shareholder shall be prepared, if required by the underwriting agreement, to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

          No Shareholder shall be liable under Section 5.06 for any damage thereunder in excess of the net proceeds realized by such Shareholder in the sale of the Registrable Securities of such Shareholder.

          Section 5.07. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially and actually prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

          Section 5.08. CONTRIBUTION. If the indemnification provided for in this Article 5 is held by a court of competent jurisdiction to be unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Shareholders holding Registrable Securities covered by a registration statement and their related Indemnified Parties on the one hand and the underwriters and their related Indemnified Parties on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Shareholders on the one hand and the underwriters on the other, from the offering of the Shareholders' Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company and their related Indemnified Parties on the one hand and each such Shareholder and their related Indemnified Parties on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Shareholders or by such underwriters. The relative fault of the Company on the one hand and of each such Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08 no underwriter shall be required to contribute any amount in excess of the underwriting discount applicable to securities purchased by such underwriter in such offering, less the aggregate amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized on the sale of the Registrable Securities of such Shareholder exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Shareholder's obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

          Section 5.09. PARTICIPATION IN PUBLIC OFFERING. No Person may participate in any Underwritten Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements to be entered into in connection with such Underwritten Public Offering and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

          Section 5.10. RULE 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available such information), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements. Notwithstanding anything contained in this Section 5.10, the Company may de-register under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation to be available.

          Section 5.11. NO TRANSFER OF REGISTRATION RIGHTS. None of the rights of Shareholders under this Article 5 shall be assignable by any Shareholder to any Person acquiring securities of such Shareholder in any Public Offering or pursuant to a distribution to the public under Rule 144 under the Securities Act.


                                      ARTICLE 6

                           CERTAIN COVENANTS AND AGREEMENTS

          Section 6.01. LIMITATIONS ON SUBSEQUENT REGISTRATION. Without the prior written consent of Shareholders holding at least 51% of the Shares held by all Shareholders, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company (a) that would allow such holder or prospective holder to include such securities in any registration filed pursuant to Section 5.01 or 5.02 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities would not reduce the amount of the Registrable Securities of the Shareholders included therein or (b) on terms otherwise more favorable than this Agreement.

          Section 6.02. LIMITATION ON PURCHASE OF COMMON STOCK. Until the earlier to occur of (i) the fifth anniversary of the Closing Date or (ii) the occurrence of a Change in Control no Kleinknecht Shareholder shall acquire any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock except (x) as a Permitted Transferee in a transfer from any other Kleinknecht Shareholder which is otherwise permitted under the terms of Article 3 hereof or (y) pursuant to stock options granted by the Company.

                                      ARTICLE 7

                                    MISCELLANEOUS

          Section 7.01. ENTIRE AGREEMENT. This Agreement, including all exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

          Section 7.02. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Except as expressly provided in Sections 5.05 and 5.06, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 7.03. ASSIGNABILITY. (a) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Shareholder; provided that (i) any Permitted Transferee acquiring shares of Common Stock in a transfer permitted under this Agreement shall execute and deliver to the Company a Joinder Agreement, and (ii) with the prior written consent of Shareholders holding at least 50% of the Shares held by all Shareholders, the rights and obligations of the Shareholders under Article 5 shall be assignable by the Shareholders to any Third Party acquiring Registrable Securities in a transfer permitted under this Agreement.

          Section 7.04. AMENDMENT; WAIVER; TERMINATION. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and holders of at least 50% of the Shares held by the Shareholders at the time of such proposed amendment or modification.

          (b) In addition, any amendment or modification of any provision of this Agreement that would adversely affect any (i) CSH Shareholder may be effected only with the consent of CSH Shareholders holding at least 50% of the Shares held by the CSH Shareholders, (ii) Kleinknecht Shareholder may be effected only with the consent of Kleinknecht Shareholders holding at least 50% of the Shares held by the Kleinknecht Shareholders, (iii) Walsh Shareholder may be effected only with the consent of Walsh Shareholders holding at least 50% of the Shares held by the Walsh Shareholders, (iv) Servidio Shareholder may be effected only with the consent of Servidio Shareholders holding at least 50% of the Shares held by the Servidio Shareholders or

(v) LSH Shareholder may be effected only with the consent of LSH Shareholders holding at least 50% of the Shares held by the LSH Shareholders.

          (c) This Agreement shall terminate on the tenth anniversary of the date hereof unless earlier terminated.

          Section 7.05. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          (i)    if to the Company, to:

                 IPC Information Systems, Inc.
                 Wall Street Plaza
                 88 Pine Street
                 New York, NY  10005
                 Attention:  General Counsel
                 Fax:  (212) 858-7959

                 with copies to:

                 Citicorp Venture Capital, Ltd.
                 399 Park Avenue - 14th Floor
                 New York, NY  10043
                 Attention:  Richard M. Cashin, Jr.
                 Fax:  (212) 888-2940

                 and

                 Morgan, Lewis & Bockius LLP
                 101 Park Avenue
                 New York, NY  10178
                 Attention:  Philip H. Werner, Esq.
                 Fax:  (212) 309-6273

                 and

                 Thacher, Proffitt & Wood
                 Two World Trade Center
                 New York, NY 10048

                 Attention: Thomas N. Talley, Esq.
                 Fax: (212) 432-7152

          (ii)   if to any CSH Shareholder, to:

                 Cable Systems Holding, LLC
                 505 North 51st Avenue
                 Phoenix, Arizona  85043-2701
                 Attention: Peter Woog
                 Fax: (602) 233-5782

                 with copies to:

                 Citicorp Venture Capital, Ltd.
                 399 Park Avenue - 14th Floor
                 New York, NY  10043
                 Attention:  Richard M. Cashin, Jr.
                 Fax:  (212) 888-2940

                 and

                 Morgan, Lewis & Bockius LLP
                 101 Park Avenue
                 New York, NY  10178
                 Attention:  Philip H. Werner, Esq.
                 Fax:  (212) 309-6273

                 and

                 Dechert Price & Rhoads
                 4000 Bell Atlantic Tower
                 1717 Arch Street
                 Philadelphia, PA 19103
                 Attn:  Carmen Romano, Esq.
                 Fax:  (215) 994-2222

          (iii)  If to any Kleinknecht Shareholder, to:

                 Richard P. Kleinknecht
                 15 Banbury Lane
                 Huntington, NY  11745

                 with a copy to:

                 White & Case
                 1155 Avenue of the Americas
                 New York, New York
                 Attention:  Edward F. Rover, Esq.
                 Fax:  (212) 354-8113

          (iv)   If to any Walsh Shareholder, to:

                 IPC Information Systems, Inc.
                 Wall Street Plaza
                 88 Pine Street
                 New York, NY  10005
                 Attention:  David Walsh
                 Fax:  (212) 344-5106

          (v)    If to any Servidio Shareholder, to:

                 IPC Information Systems, Inc.
                 Wall Street Plaza
                 88 Pine Street
                 New York, NY  10005
                 Attention: Anthony Servidio
                 Fax:  (212) 344-5106

                 with a copy to:

                 Cahill Gordon & Reindel
                 80 Pine Street
                 New York, NY  10005
                 Attention:  Jonathan Schaffzin, Esq.
                 Fax:  (212) 269-5420

          (vi)   If to any LSH Shareholder, to:

                 Lawrence, Smith & Horey III, L.P.
                 515 Madison Avenue
                 New York, NY 10022-5403
                 Attention: Richard W. Smith
                 Fax:  (212) 759-2561

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 7.06. HEADINGS. The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 7.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 7.08. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the General Corporation Law of the State of Delaware applies as a result of the Company being incorporated in the State of Delaware, in which case such General Corporation Law shall apply.

          Section 7.09. SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 7.10. CERTAIN ACTIONS. Unless otherwise expressly provided herein, whenever any action is required under this Agreement by:

          (a) the CSH Shareholders (as a group, as opposed to the exercise by a CSH Shareholder of its individual rights hereunder), it shall be by the affirmative vote of the holders of at least 51% of the Shares then held by the CSH Shareholders as a group; or

          (b) the Kleinknecht Shareholders (as a group, as opposed to the exercise by a Kleinknecht Shareholder of its individual rights hereunder), it shall be by the affirmative vote of the holders of at least 51% of the Shares then held by the Kleinknecht Shareholders as a group.

          (c) the Walsh Shareholders (as a group, as opposed to the exercise by a Walsh Shareholder of its individual rights hereunder), it shall be by the affirmative vote of the holders of at least 51% of the Shares then held by the Walsh Shareholders as a group.

          (d) the Servidio Shareholders (as a group, as opposed to the exercise by a Servidio Shareholder of its individual rights hereunder), it shall be by the affirmative vote of the holders of at least 51% of the Shares then held by the Servidio Shareholders as a group.

          (e) the LSH Shareholders (as a group, as opposed to the exercise by a LSH Shareholder of its individual rights hereunder), it shall be by the affirmative vote of the holders of at least 51% of the Shares then held by the LSH Shareholders as a group.

          Section 7.11. CONSENT TO JURISDICTION; EXPENSES. (a) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Federal Court sitting in New York, New York, or any New York State court sitting in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party by any method provided in Section
7.05 shall be deemed effective service of process on such party and consents to the personal jurisdiction of any Federal Court sitting in New York, New York, or any New York State court sitting in New York, New York.

          (b) In any dispute arising under this Agreement among any of the parties hereto, the costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by the prevailing party shall be paid by the party that does not prevail.

          Section 7.12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

          Section 7.13. SCHEDULE I. The parties hereto shall cooperate in causing Schedule I hereto to set forth the securities of the Company held by them.

          Section 7.14. EFFECTIVENESS. It is a condition precedent to the effectiveness of this Agreement that the "Merger" under and as defined in the Merger Agreement shall have been consummated.

                              [Signature Page to Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   IPC INFORMATION SYSTEMS, INC.



                                   By: /s/ S. Terry Clontz
                                      ------------------------------------
                                      Name:  S. Terry Clontz
                                      Title: President & C.E.O.

                                   CABLE SYSTEMS HOLDING, LLC



                                   By: /s/ Peter A. Woog
                                      ------------------------------------
                                      Name:  Peter A. Woog
                                      Title: Manager

                                   CABLE SYSTEMS INTERNATIONAL, INC.



                                   By: /s/ Peter A. Woog
                                      ------------------------------------
                                      Name:  Peter A. Woog
                                      Title: President & C.E.O.



                                   /s/ Richard Kleinknecht
                                   ----------------------------------------
                                   Richard Kleinknecht


                                   /s/ David Walsh
                                   ----------------------------------------
                                   David Walsh


                                   /s/ Anthony Servidio
                                   ----------------------------------------
                                   Anthony Servidio

                                   LAWRENCE, SMITH & HOREY III, L.P.

                                   Its General Partner:
                                          LSH Partners III, L.P.



                                   By: /s/ Richard W. Smith
                                      -------------------------------------
                                      Name:  Richard W. Smith
                                      Title: General Partner

                                                                      SCHEDULE I


                                 SECURITIES OWNERSHIP
                                 --------------------

                                                                       EXHIBIT A


                              FORM OF JOINDER AGREEMENT
                              -------------------------



IPC Information Systems, Inc.
88 Pine Street
New York, New York  10005

Attention:  Chief Executive Officer

Gentlemen:

          In consideration of the transfer to the undersigned of _____ Shares of Common Stock, par value $.01 per share, [Describe any other security being transferred] of IPC Information Systems, Inc., a Delaware corporation (the "Company"), the undersigned represents that it is a Permitted Transferee of [Insert name of transferor] and agrees that, as of the date written below, [he] [she] [it] shall become a party to, and a Permitted Transferee as defined in, that certain Investors Agreement dated as of December 18, 1998, as such agreement may have been or may be amended from time to time (the "Agreement"), among the Company and the persons named therein, and as a Permitted transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned's transferor as though an original party thereto and shall be deemed a [Kleinknecht Shareholder] [CSH Shareholder] [Walsh Shareholder] [Servidio Shareholder] [LSH Shareholder] for purposes thereof.

          Executed as of the     day of      ,

                 TRANSFEREE:__________________

                 Address:   ___________________
                            ___________________